Exhibit 14.1

WESTERN LIBERTY BANCORP

CODE OF ETHICS

Approved by Board of Directors November, 2010

CODE OF ETHICS

i

Compliance With Code, Reporting, Monitoring	12
Accounting Complaints	12
Violations of Code and Reporting	12
No Retaliation	13
Monitoring Code Compliance	13
Fidelity Bond Coverage	13
Waivers for Executive Officers or Directors	13

Records Retention	13

Important Contact Information	14

ii

Western Liberty Bancorp

Code of Ethics

Introduction

Western Liberty Bancorp’s (the “Company”) Code of Ethics (the “Code”) is promulgated by the Board of Directors (the “Board”) to promote honest and ethical conduct and compliance with applicable government rules and regulations. The Code is also designed to assist in defining appropriate personal and professional conduct, to provide guidance in the identification and resolution of ethical issues, and to help all personnel maintain the Company’s culture of honesty, integrity, and accountability. In general, the use of good judgment, coupled with high ethical standards, is the best guide.

The Code applies to the Company’s senior financial officers (i.e., the Chief Executive Officer and Chief Financial Officer), as well as the directors, officers, and employees of the Company and its subsidiaries pursuant to the listing standards of NASDAQ Marketplace Rule 5610. Service1st Bank of Nevada (the “Bank”) is a wholly owned subsidiary of the Company. Questions regarding this Code or the appropriateness of any action or arrangement should be addressed with the Human Resources Department.

Distribution, Training, and Verification of Receipt

A copy of the Code and any future amendments will be provided to each individual within 10 days of the date of employment or service. You are required from time to time to verify receipt of, and agree to comply with, the requirements of the Code. Staff training on the Code will be done annually. The Code and the Employee Handbook will be made available electronically to staff. The Code is reviewed annually and updated as needed.

Applicability of Code to Directors

Although this Code generally applies to directors as well as officers and employees of the Company, certain provisions, such as those relating to outside employment, are inapplicable to directors who are not employees. Transactions between the Company and directors or entities owned by directors must be on terms comparable to those available to unrelated persons and businesses.

Individual Activities

Personal Conduct

You should always be mindful of the Company’s prominence and reputation in the community. Since the success of any banking business depends on the public’s trust, it is extremely important that you conduct your personal affairs in such a way as to avoid discredit or embarrassment to yourself, the Company, and the Bank. Your personal behavior and appearance should be governed by both common sense and good taste.

You may not use, possess, or sell alcohol or non-prescribed illegal drugs on the Company’s property, nor work under the influence of such substances. This prohibition does not apply to any over-the-counter drugs or prescription drugs taken in accordance with a doctor’s instructions.

Personal Financial Responsibility

Each officer, director, and employee must manage his or her personal finances in a prudent, businesslike manner. All officers, employees, and directors are to handle their deposit and loan accounts with all financial institutions responsibly. Personal loan accounts at the Bank should be timely paid. Interest bearing accounts may not bear a greater rate of interest than that paid to the general public. Overdrafts are discouraged unless permitted by an overdraft protection policy of the Bank or a prearranged overdraft plan that is available to customers generally.

The following activities are prohibited:

•	Borrowing money from other staff members.

•	Borrowing money from customers other than those that are lending institutions.

•	Borrowing at a preferential rate from the Bank because of your position.

Regulation O issued by the Federal Reserve Board requires that all loans to executive officers, directors, and principal shareholders be on the same terms and conditions as those offered to the general public.

Acting as a co-signer or guarantor for others may result in the co-signer or guarantor having to pay the obligation. Accordingly, you should not assume co-signer or guarantor responsibilities unless you are in a position to pay the entire obligation upon demand.

Personal Investments

Employees of the Company, by the nature of their positions, must be particularly circumspect regarding investments that may appear improper to customers, regulatory authorities, or the public. You should consult with the Chief Financial Officer if you have or are considering any investments that might have even an appearance of impropriety.

You should avoid entering into transactions in which it may appear that you are improperly benefiting from your relationship with the Company. This applies also to investments by members of your immediate family. A person’s “immediate family” includes the person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

While a complete list of such matters cannot be given, you must refrain from directly or indirectly owning or purchasing any of the following, unless specifically approved in writing by an unrelated executive officer of the Company:

•	Real or personal property in which the Company has or intends to obtain an ownership interest (e.g., through purchase, foreclosure, repossession, or in a fiduciary capacity).

•	Stocks, bonds, or other securities about which you have or could be expected to have confidential information (e.g., a proposed merger involving a customer).

•	Trust deeds, mortgages, or chattel mortgages that create a security interest in property in which the Company or the Bank has a security interest.

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An interest in any business entity that is a customer or supplier of the Company. This limitation does not apply to directors who are not officers of the Company or to ownership of the stock of any public company by an employee who does not possess confidential information about such company.

•	An interest in a company for which you are the account officer.

Fair Dealing

Each employee, officer, and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers, and employees. No employee, officer, or director of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

We seek competitive advantages through superior performance, but never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

Complying With Law

All employees, officers, and directors of the Company must respect and comply with all laws, rules, and regulations of the U.S. and other countries, and the states, counties, cities, and other jurisdictions in which the Company conducts its business or which are otherwise applicable to the Company. Such legal compliance must include, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and its employees, officers, and directors. Generally, employees, officers, and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell, or otherwise trade in the Company’s securities, whether or not they are using or relying upon that information. This restriction extends to sharing with or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company’s securities. In addition, the Company has implemented trading restrictions to reduce the risk or appearance of insider trading. See the provisions of this Code under the heading “Confidentiality.”

This Code does not summarize all laws, rules, and regulations applicable to the Company and its employees, officers, and directors. Please consult the Human Resources Department and the various guidelines that the Company has prepared concerning specific laws, rules, and regulations.

Anti-Competitive Activities

Federal law prohibits any combination, conspiracy, or agreement among competitors to restrict or prevent competition. A violation of the law can occur through a formal or informal agreement between the Company and a competitor to (i) fix prices, (ii) allocate markets, (iii) allocate customers, or (iv) refuse to deal with particular suppliers or customers.

If you are in contact with the Company’s competitors, you must avoid any agreement with them (or even circumstances that might give the appearance of such an agreement) relating to how the Company conducts or will conduct its business. You should be especially careful at social or professional gatherings and at trade association meetings. Discussions or exchanges of information relating to competitive matters (e.g., cost, pricing, or strategy) must be carefully avoided. Questions concerning antitrust issues should be directed to the Chief Financial Officer.

Conflicts and Self-Dealing

Corporate Opportunity

Employees, officers, and directors are prohibited from (a) taking for themselves personally any opportunity that properly belongs to the Company or is discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company. Employees, officers, and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Conflicts of Interest

Conflicts of interest between officers, employees, or directors of the Company and customers of the Company must be avoided at all times. In other words, you may not use your position, influence, or confidential information related to the Company or your employment for your personal gain. Conflicts of interest include, but are not limited to, compensation from, directorships with, or investments in or with customers of the Company or their affiliates, or the use for your personal benefit of information obtained through your employment with the Company. An “affiliate” of a specified person is a person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified. The following activities are prohibited:

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A known direct or indirect financial interest including a joint venture or directorship in or with a supplier, customer, or prospective customer without approval in writing by an executive officer of the Company. This prohibition does not apply to a directorship with a not-for-profit organization that is a customer or prospective customer of the Company.

•	Personal investments in a customer’s or a supplier’s business.

•	Receiving preferential treatment from customers, suppliers, or prospective customers because of your position with the Company. Any appearance of impropriety must be scrupulously avoided.

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Selling or leasing goods or services to the Company without prior disclosure to and approval in writing by an executive officer. In addition, the terms and conditions of any such transaction must not be more favorable than those offered to others.

•	Receiving discounts on personal purchases from suppliers or customers because of their business relationships with the Company.

In the event that any director of the Company proposes to engage in any transaction of the type described above, the transaction must be approved by the Board. Such director shall disclose to the Board all material information relevant to the Board’s decision, including the existence, nature, and extent of the director’s conflicting interest, and such director must recuse himself or herself from voting on the matter.

Outside Employment

Employees are expected to devote full-time attention and energy to the Company. Significant outside employment or employment in positions or establishments that may result in adverse public reaction must be avoided. Employees must obtain the prior written consent of management before accepting any outside employment. No outside employment will be approved which might subject the Company to criticism or which would encroach upon working time, interfere with regular duties, or necessitate such long hours as to affect your working effectiveness.

You may not have outside employment that involves or may appear to involve a conflict of interest. Examples include, but are not limited to:

•	Employment by a company or personally engaging in any activity that is competitive with the Company.

•	Employment that involves the use of the Company’s equipment, supplies, or facilities.

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Employment that involves the preparation, audit, or certification of statements, tax returns, or other documents upon which the Company may place reliance for lending or other purposes. If you prepare income tax returns of individuals or entities other than yourself, you must obtain confirmation from your potential client that the client does not intend to use your work product as part of any transaction with the Company.

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Employment that involves the rendering of investment, legal, or other advice, or exercising judgment that is based upon information, reports, or analyses that are accessible primarily from or through your employment with the Company.

•	Employment that may reflect adversely on you or on the Company.

•	Employment under circumstances that may suggest the sponsorship or support of the Company on behalf of the outside employer or an outside organization.

•	Employment as an insurance or securities broker, agent, or representative.

•	Employment as a real estate contractor, salesman, broker, or agent.

Directors and Officers of Other Companies

Employees may not serve as an officer, director, or advisory director or as a member of any committee of an outside for-profit business organization without the prior written approval of the Chief Executive Officer.

Directors and Officers of Civic and Charitable Organizations

The Company recognizes the benefits of active participation by employees in nonprofit organizations such as the Red Cross, Boy Scouts of America, and United Way. Service as a trustee, director, or officer of a nonprofit religious, charitable, civic, or health and welfare organization is also recognized as worthwhile community involvement and does not constitute a conflict of interest, even if the organization is a customer of the Company.

Self-Dealing

You must not represent the Company in any transaction in which you may derive a benefit. To avoid possible conflicts of interest, loan applications submitted to you by relatives or close personal friends (or entities controlled by relatives or close personal friends) are to be submitted to other independent lending officers of equal or higher position for processing and approval. This policy also applies to the processing and approval of overdrafts.

You must not approve your own loans, act as officer on any account on which you are a signator, process your own transactions, or authorize refunds on any account on which you are a signator. This prohibition applies also to loans and accounts of relatives, close personal friends, and entities owned or controlled by any of them.

You must not accept business opportunities from persons doing business or seeking to do business with the Company if such opportunities are made available to you because of your position with the Company. You must never use your position with the Company to influence public officials or others for your personal benefit. Likewise, your employment with the Company must not be used as leverage to gain favors from customers or suppliers.

Bequests or Legacies

You must not accept bequests or legacies from customers of the Company (other than a relative or person who has never dealt with you as a representative of the Company) under a will or trust without the advance written consent of the Human Resources Department.

Fiduciary Relationships

An employee may not accept an appointment as an executor, administrator, guardian, trustee, or any similar fiduciary capacity without the prior written approval of management. This prohibition does not apply to appointments resulting from close family or other personal relationships, provided the duties required will not interfere with the proper performance of the employee’s duties to the Company.

Gifts and Business Entertainment

No officer, director, or employee of the Company shall solicit, accept, or agree to accept anything of value for the benefit of any person from anyone doing or seeking to do business with the Company, including borrowing money, purchasing property, or furnishing property or services to the Company, except as expressly permitted by this section.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No such gift, entertainment, or payment should be offered, given, provided, or accepted by any Company employee, family member of an employee, or director unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value (limited to $50 for employees and $100 for senior management and directors), (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. Please discuss with your supervisor any entertainment, gift, or proposed gift that may not be appropriate.

Possible exceptions to the general prohibition regarding the acceptance of things of value may include:

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Acceptance of gifts, gratuities, amenities, or favors based upon family or personal relationships (e.g., from a parent, child, or spouse of an employee of the Company) when the circumstances make it clear that those relationships, rather than the business of the Company, are the motivating factors.

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Acceptance of meals, refreshments, travel arrangements, accommodations, or entertainment, all of reasonable value, in the regular course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relationships; provided that any such expenses would have been a legitimate business expense paid by the Company if not paid by another party.

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Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, automobile loans, or other consumer purpose loans, except where prohibited by law.

•	Acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars, and similar items.

•	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers.

•	Acceptance of civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.

On a case-by-case basis, the Company may approve of other circumstances, not identified above, in which a director, officer, or employee may accept something of value in connection with the Company’s business, provided that such approval is made in writing on the basis of a full written disclosure of all relevant facts and is consistent with the Bank Bribery Act. Any director, officer, or employee of the Company may seek permission to accept something of value in connection with the Company’s business under circumstances other than the exceptions identified above. If you are uncertain as to the propriety of a gift, you must seek the written approval of management before accepting it. Requests should be made to management accompanied by a written disclosure of all relevant facts.

Any officer, director, or employee of the Company who is offered or receives something of value beyond what is authorized in this section shall disclose that fact to the Chief Executive Officer or the Chief Financial Officer. A copy of each request for approval or disclosure contemplated by this section must be provided to the Human Resources Department.

Confidentiality

Confidential Information

Information obtained in the course of evaluating a loan application or servicing a loan, and other information about customers, suppliers, prospective customers, employees, or applicants is strictly confidential and the property of the Company. Use of material inside information in your own investments can constitute a violation of federal securities laws. As long as material inside information that you know of has not been disclosed to the investing public, you must abstain from trading in or recommending the securities concerned. If you find it necessary to transport documents containing sensitive information, care should be taken to protect their security. You should not discuss any matter of a confidential nature in a public place where the conversation might be overheard.

Confidential Information about the Company

Financial information about the Company is not to be disclosed to anyone unless it has been included in a published report or otherwise made generally available to the public. Any questions concerning the disclosure of confidential information should be addressed to the Human Resources Manager.

It is important that all communications with the public and the media about the Company be made only through an appropriately designated officer under carefully controlled circumstances. All media inquiries regarding the Company must be referred to the Chief Financial Officer. Business matters about the Company and information about any customer of the Company are never to be discussed with the media or in any other public forum.

Insider Trading in Securities

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the Company’s common stock or other security while in possession of material information concerning the Company that has not been released to the general public, but which when released may have an impact on the market price of the Company’s common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of participating in a stock or other security transaction should be directed to the Chief Financial Officer. For further information regarding insider trading in securities, please consult the Insider Trading Policy.

Confidential Information About Past and Present Employees

The policy of the Company is to safeguard the confidential aspects of its relationship with its employees, to satisfy all requirements of applicable labor laws, and to maintain uniformity in replies to inquiries concerning past and present employees. In order to assure that this policy is consistently maintained, any inquiries relating to employment, salary verification, and performance evaluation regarding past or present employees must be referred to the Human Resources Administrator. Also, it is a material violation of this policy to discuss individual compensation, performance review scores, or financial status with coworkers other than for the purpose of collective bargaining protected by the National Labor Relations Act.

The foregoing procedures apply to all requests, whether written or oral, regarding employment with the Company. They do not apply, however, to routine credit inquiries from legitimate businesses regarding deposit or loan information. The latter may be answered in the normal course of business by the appropriate department or the Human Resources Department.

Employee Activities

Solicitation and Distribution Activities

In order to minimize work interruptions and to maintain a businesslike environment, the Company restricts solicitation and distribution activities on its property. The display of any advertisement or promotion, the sale of any goods or services, or the solicitation of any contribution on the Company’s property should be coordinated through the Human Resources Department.

Protection and Proper Use of Company Assets

All employees, officers, and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

Political Activities

The Company believes that it is important to every citizen to take an active interest in political and governmental affairs. You are encouraged to keep yourself well-informed concerning political issues and candidates and, to the degree practicable, take an active role in fostering better government. You should make it clear at all times, however, that your participation in political activities is as a private citizen and not as a representative of the Company. For legal and other reasons, your political activities must not be conducted during work hours and must not involve the use of the Company’s equipment, supplies, or facilities. You may not make any political contribution (in the form of cash, goods, or services) directly or indirectly (e.g., through reimbursement) on behalf of the Company.

If you run for political office or are considering a prominent role in a campaign or ballot measure, you must consider the Company’s position. If the amount of time required by your political activities is significant and may have an adverse effect on your overall performance, prior approval by management is required. If you become involved in political activities, you should also seek competent legal advice concerning the laws governing campaign financing and practices.

Under no circumstances may you make any payment to any government official or other person or organization that might in any way be construed to be improper, illegal, a bribe, or a kickback. If any transaction with a government official or other person or organization seems even remotely questionable, it must be referred to management for a determination as to its propriety.

Although it is the Company’s policy not to endorse individual candidates in an election, you are free to express your own opinions, as long as it is clear that they are your own personal opinions. Unless you have the prior approval of the Chief Executive Officer, you may not write supportive letters for candidates or issues on the Company’s stationery or act in any way that suggests the Company’s support of or opposition to a candidate or issues. Management of the Company will designate specific individuals to speak for the Company.

The roles of treasurer and assistant treasurer in political campaigns can present unusual problems because of the complex nature of the laws governing campaign contributions. A potential conflict of interest can also arise because of an employee’s access to inside information and customer lists. Accordingly, you should normally decline to accept such positions if there is any potential for a conflict of interest (or any appearance of a conflict). You must never use customer lists or exploit your business relationship with customers for the benefit of any campaign.

Employees are eligible to participate in National and State Political Action Committees (“PACs”) that are funded by contributions from employees of the Company. These PACs were established with a purpose of promoting the election of qualified federal and state officials. PAC participation is voluntary and conducted independent of the Company’s business. Participants in the PACs are encouraged to provide direction on the use of the PAC funds.

Advice to Customers

You may occasionally be asked by customers to make statements that relate to the legality of particular transactions. The Company does not practice law or provide legal advice. Accordingly, you must exercise care in your discussions with customers. Nothing must be said that might be interpreted as the giving of legal advice.

You must avoid giving customers advice on tax matters, the preparation of tax returns, or investment matters, except as may be appropriate in the performance of a fiduciary responsibility or as otherwise required in the ordinary course of your duties.

During the course of your contact with customers and the general public, you may occasionally be asked to recommend others who provide professional services. Typically, such requests involve attorneys, accountants, securities dealers, insurance agents, brokers, and real estate agents. If you make such a recommendation, you should provide several qualified sources without indicating any preference or warranty by the Company.

Speeches and Articles for Publication

You may not speak on behalf of the Company or discuss the Company’s policies and procedures in articles, speeches, or presentations without the prior written consent of the Chief Executive Officer. Although you are encouraged to prepare articles and make presentations in your individual capacity, you must avoid any appearance that you represent the Company with respect to such articles or presentations.

Neither you nor members of your immediate family may solicit honoraria for public speaking or writing services performed on behalf of the Company or by reason of the fact that you are an employee of the Company. You may not accept honoraria worth more than $100 without the prior approval of the Chief Executive Officer.

Blogs and Other Internet Postings

The Company does not restrict your right to create personal web logs (“blogs”), provided that such activity is not done on Company equipment and during work hours. Further, such blogs may not contain any confidential Company information or other Company-related material nonpublic information that could violate federal or state securities laws or privacy laws if disclosed. Those persons who maintain blogs or otherwise post information on the Internet through chat rooms and other means are reminded that they should not represent that any opinions expressed are the opinions of the Company or represent any official policy of the Company. Further, if the Company learns that you are posting false or misleading information or are using the Internet to make derogatory or harassing comments about the Company or any of its employees, directors, customers, or vendors, you shall be subject to disciplinary action, up to and including dismissal from employment or removal from the Board.

Indebtedness, Gambling, Firearms, and Other Conduct

You are responsible for paying your financial obligations in a manner such that the Company will not be asked to assist in the collection of the obligations. You are not permitted to participate in any gambling activity, including gambling devices, illegal lotteries, pools, games for money or property, numbers, tickets, or similar activities while on Company premises. Firearms or other dangerous weapons of any kind are not allowed while on Company premises.

Financial Reporting

Code of Ethics for Financial Professionals

The Company’s principal executive and financial officers must abide by a further code of ethics to assure that the Company maintains the highest integrity with respect to the preparation and reporting of financial information related to the Company and to assure full, fair, accurate, timely, and understandable disclosure in Securities and Exchange Commission reports and other public communications. Accordingly, these individuals will also be subject to the Company’s Code of Ethics for Financial Professionals (refer to the Appendix). The Code of Ethics for Financial Professionals is posted on the Bank’s website.

Public Disclosures

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. An employee, officer, or director may be called upon to provide information necessary to assure that the Company’s public reports are complete, fair, and understandable. The Company expects employees, officers, and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

Compliance With Code, Reporting, Monitoring

Accounting Complaints

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

The Company’s policy is to comply with all financial reporting and accounting regulations applicable to the Company. If any employee, officer, or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially, or otherwise) to the EthicsPoint Hotline telephone number (designated # yet to be determined). EthicsPoint will in turn submit the information to the attention of the Audit Committee.

Violations of Code and Reporting

A violation of any of the provisions of the Code or failure to report a known violation may be cause for disciplinary action, ranging from reprimand to dismissal. Such action is in addition to any criminal or civil liability that might result under applicable laws. Each employee, officer, and director of the Company is expected to cooperate in internal investigations of misconduct.

All employees must report violations of laws, rules, regulations, or this Code. The Company can be held criminally liable if one of its employees or directors commits certain crimes. You must promptly report any knowledge or information about employee-related conduct that you reasonably believe to be (i) a crime, (ii) a violation of law, regulation, or this Code, (iii) a dishonest act, including misappropriation of funds or anything of value from the Company or the improper recording of the Company’s assets or liabilities, or (iv) a breach of trust. Such reports may be directed to the EthicsPoint Hotline telephone number (designated # yet to be determined). EthicsPoint will in turn submit the information to the attention of the Audit Committee.

All employees are encouraged to talk with supervisors, managers, and co-workers when in doubt about any situation. If a question arises as to whether this Code has been violated, it is the Company’s policy to employ a fair process to determine whether in fact such a violation has occurred.

No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company against employees, officers, or directors who make good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

Monitoring Code Compliance

Each employee, officer, and director of the Company is expected to monitor his or her personal compliance with this Code. In addition, every officer and employee of the Company shall disclose in writing all outside employment and other potential conflicts of interest. A periodic reaffirmation of compliance with this Code is required of all employees, officers, and directors of the Company.

Fidelity Bond Coverage

Every employee must be covered by the Company’s fidelity bond. The Company will not continue to employ anyone who ceases to be eligible for coverage unless continuation is approved by the Chief Executive Officer and reported to the Audit Committee of the Board. Coverage under the terms of the fidelity bond ceases for anyone who has committed a dishonest or fraudulent act, including but not limited to the misposting of accounts to favor oneself or another, the kiting of checks, the making of false entries, records, or reports, and the deliberate misrouting of checks to delay payment.

Waivers for Executive Officers or Directors

Any waiver of any provision of this Code for an executive officer or director of the Company may be granted only by the Board. Any waivers of this Code granted to any director or executive officer of the Corporation, to the extent required, shall be disclosed as provided by Securities and Exchange Commission rules or as otherwise required by NASDAQ. Any waiver must be accompanied by appropriate controls designed to protect the Company.

Records Retention

Records must always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation that may involve records or documents of the Company, destruction of all relevant documents must be immediately suspended and all such documents must be preserved until the resumption of destruction is specifically authorized by the Chief Executive Officer. Questions or concerns about the Company’s record retention and destruction policies should be addressed to the Human Resources Administrator.

Important Contact Information

Human Resources Department:

EthicsPoint:

CODE OF ETHICS CERTIFICATION FORM

I have received and read the Code of Ethics (the “Code”) of Western Liberty Bancorp and agree to abide by its provisions at all times. Within its meaning, express and implied, I am not and have not been aware of any circumstance or activity of a personal or familial nature which would conflict with this Code except as indicated below. (If nothing to report, please write “None.”)

Signature:

Name and Title:

Date:

Circumstance or Activity

APPENDIX

WESTERN LIBERTY BANCORP

CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

GENERAL PHILOSOPHY

The honesty, integrity, and sound judgment of the chief executive officer, the chief financial officer, and the chief accounting officer or controller (collectively, the “Financial Professionals”) is fundamental to the reputation and success of Western Liberty Bancorp. While all employees, officers, and directors are required to adhere to the Code of Ethics, the professional and ethical conduct of the Financial Professionals is essential to the proper function and success of Western Liberty Bancorp as a financial services provider.

CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

To the best of their knowledge and ability, the Financial Professionals of Western Liberty Bancorp performing or reviewing accounting, auditing, financial management, or similar functions must:

•	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Avoid conflicts of interest and disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	Comply with applicable laws, rules, and regulations of federal, state, and local governments (both United States and foreign) and other appropriate private and public regulatory agencies;

•	Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

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Take all reasonable measures to protect the confidentiality of non-public information about Western Liberty Bancorp, its subsidiaries, and their customers, and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

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Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Western Liberty Bancorp or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Western Liberty Bancorp or its subsidiaries;

•	Proactively promote ethical and honest behavior within Western Liberty Bancorp’s environment;

APPENDIX

•	Assure responsible use of and control of all assets, resources, and information of Western Liberty Bancorp; and

•	Promptly report any possible violation of this Code of Ethics for Financial Professionals to the Corporate Governance and Nominating Committee.

The Financial Professionals are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Western Liberty Bancorp or its subsidiaries’ independent public auditors for the purpose of rendering the financial statements of Western Liberty Bancorp or its subsidiaries misleading.

The Financial Professionals are expected to adhere to both the Code of Ethics and the Code of Ethics for Financial Professionals at all times. Failure to observe the terms of the Code of Ethics and the Code of Ethics for Financial Professionals may result in disciplinary action, up to and including termination of employment. Moreover, violations of the Code of Ethics for Financial Professionals may constitute violations of law and may result in civil and criminal penalties. The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from the Code of Ethics for Financial Professionals. Any waiver and the grounds for such waiver for a Financial Professional shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K.

Adopted:                    , 2010

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APPENDIX

Western Liberty Bancorp Code of Ethics for Financial Professionals

I acknowledge that I have received and read Western Liberty Bancorp’s Code of Ethics for Financial Professionals, dated                     , 2010, and agree to be bound by its terms.

I understand that my agreement to comply with the Code of Ethics for Financial Professionals does not constitute a contract of employment.

Please print your name:

Signature:

Date: